Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edelita Tichepco Levi Strauss & Co. (415) 501-1953 Investor-relations@levi.com	Media Contact	Amber Rensen Levi Strauss & Co. (415) 501-7777 newsmediarequests@levi.com

LEVI STRAUSS & CO. COMMENCES SENIOR NOTES OFFERING IN EUROPE

SAN FRANCISCO (February 21, 2017) — Levi Strauss & Co. today announced that it is commencing a private placement of up to €450 million aggregate principal amount of senior notes due 2027. As of the issue date, the notes will be general unsecured senior obligations of the company and will rank equally with all of the company’s other senior unsecured indebtedness.

The company intends to use the net proceeds from the offering, together with cash on hand, to purchase its 6 7⁄8% senior notes due 2022 and to pay fees and expenses related to the offering and the purchase of such outstanding notes.

The notes are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

The notes are being offered pursuant only to an Offering Memorandum dated February 21, 2017. Statements in this press release regarding the private offering of debt securities shall not constitute an offer to sell or a solicitation of an offer to buy such securities.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our notes offering and use of proceeds. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year 2016,

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especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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